Exhibit 99.1
[LOGO]


For Immediate Release

Contacts:

News Media:       Josh Howell                      Investors:       Julie Stangl
                  402/943-1309                                      402/943-1310

                  Steve Ingish
                  402/943-1337


                        LEVEL 3 COMMUNICATIONS ANNOUNCES
                         PROPOSED PRIVATE DEBT OFFERING

OMAHA, NE, November 23, 1998 -- Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it plans to raise approximately $500 million in a proposed private offering of senior discount notes to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933 and pursuant to offers and sales that occur outside the United States in accordance with Regulation S under the Securities Act of 1933.

         The senior discount notes proposed to be offered by Level 3 will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed senior discount notes.

         The statements made by Level 3 in this press release may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements, development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.
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